Exhibit 77(c)

Matters Submitted to a Vote of Security Holders

At a Joint Special Meeting of the Stockholders of the Boulder Growth & Income Fund, Inc. (“BIF”), First Opportunity Fund, Inc., Boulder Total Return Fund, Inc., and The Denali Fund Inc., (collectively, the “Funds”), held on November 14, 2014, the stockholders of BIF approved following proposals presented:

Proposal 5. To approve the issuance of additional common shares of BIF in connection with the reorganizations pursuant to an agreement and plan of reorganization among the Funds.

	# of Votes Cast	% of Votes Cast
For	15,499,148	98.26%
Against	219,815	1.39%
Abstain	55,632	0.35%
Total	15,774,595	100.00%

Proposal 6. To approve the elimination of a fundamental investment policy limiting BIF’s ability to invest more than 4% of total assets in any single issuer:

	# of Votes Cast	% of Votes Cast
For	15,313,258	97.07%
Against	408,270	2.59%
Abstain	53,067	0.34%
Total	15,774,595	100.00%

Proposal 7. To approve a new investment advisory agreement between BIF and Rocky Mountain Advisers, LLC, effective upon completion of the reorganizations of the Funds, and pursuant to which Rocky Mountain Advisers, LLC will provide investment advisory services as a co-investment adviser to BIF:

	# of Votes Cast	% of Votes Cast
For	15,478,872	98.13%
Against	229,153	1.45%
Abstain	66,568	0.42%
Total	15,774,593	100.00%

Proposal 8. To approve a new investment advisory agreement between BIF and Stewart West Indies Trading Company, Ltd. (doing business as Stewart Investment Advisers), effective upon completion of the reorganizations of the Funds, and pursuant to which Stewart Investment Advisers will provide investment advisory services as a co-investment adviser to BIF:

	# of Votes Cast	% of Votes Cast
For	15,313,258	97.99%
Against	408,270	1.53%
Abstain	53,067	0.48%
Total	15,774,595	100.00%

At the Annual Meeting of the Stockholders of BIF, held on November 21, 2014, the stockholders of BIF approved following proposals presented:

Proposal 1. To elect Stephen C. Miller as a Class I Director to the Board of Directors of the Fund to serve until the 2016 Annual Meeting of Stockholders and until his successor is duly elected and qualified:

	# of Votes Cast	% of Votes Cast
For	20,894,46	93.59%
Against Abstain	1,431,865 0	6.41% 0.00%
Broker Non-Votes	0	0.00%
Total	22,326,333	100.00%

Proposal 2. To elect Joel W. Looney as a Class II Director to the Board of Directors of the Fund to serve until the 2017 Annual Meeting of Stockholders and until his successor is duly elected and qualified:

	# of Votes Cast	% of Votes Cast
For	21,323,610	95.51%
Against Abstain Broker Non-Votes	1,002,723 0 0	4.49% 0.00% 0.00%
Total	22,326,333	100.00%